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                 NUVEEN MULTI-STRATEGY INCOME AND GROWTH FUND

                 AMENDMENT OF INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 23rd day of January, 2012 by and between Nuveen Multi-Strategy Income and Growth Fund, a Massachusetts business trust (the "Fund"), and Nuveen Fund Advisors, Inc., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose, have approved the amendment to the Agreement and the continuation of the Agreement as amended until August 1, 2012 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, the Fund and the Adviser hereby agree to amend the Agreement, replacing Section 2 in its entirety as follows:

2. For the services and facilities described in Section l, the Fund will pay to the Adviser, at the end of each calendar month, an investment management fee equal to the sum of a Fund-Level Fee and a Complex-Level Fee.

   A. The Fund-Level Fee shall be computed by applying the following annual rate to the average total daily managed assets of the Fund:

      Average Total Daily Managed Assets*              Rate
      -----------------------------------              ----
            For the first $500 million                      0.6800%
            For the next $500 million                       0.6550%
            For the next $500 million                       0.6300%
            For the next $500 million                       0.6050%
            Over $2 billion                                 0.5800%

       * "Managed assets" for this purpose means the total assets of the Fund, minus the sum of its accrued liabilities (other than Fund liabilities incurred for the express purpose of creating effective leverage). Total assets for this purpose shall include assets attributable to the Fund's use of effective leverage (whether or not those assets are reflected in the Fund's financial statements for purposes of generally accepted accounting principles).

   B. The Complex-Level Fee for each Fund shall be computed by applying the Complex-Level Fee Rate (as applied to a specific Fund, the "Fund-Specific Complex-Level Fee Rate"), expressed as a daily equivalent, to the daily net assets of the Fund. The Complex-Level Fee Rate shall be determined based upon the total daily net assets of all Eligible Funds, as defined below (with such daily net assets to include -- in the case of Eligible Funds whose advisory fees are calculated by reference to net assets that include net assets attributable to preferred stock issued by or borrowings by the Eligible Fund -- such leveraging net assets), pursuant to the annual fee schedule shown below in this section, with the following exclusions (as adjusted, "Complex-Level Assets"):

       (i) in the case of Eligible Funds that invest in other Eligible Funds ("Funds of Funds"), that portion of the net assets of such Funds of Funds attributable to investments in such other Eligible Funds;

       (ii) that portion of the net assets of each Eligible Fund comprising the daily "Fund Asset Limit Amount" (as defined below).

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   The Complex-Level Fee Rate shall be calculated in such a manner that it results in the effective rate at the specified Complex-Level Asset amounts shown in the following annual fee schedule:

                      Complex-Level Asset  Effective Rate
                      Breakpoint Level     at Breakpoint
                      ($ million)            Level (%)
                      -------------------  --------------
                            55,000             0.2000
                            56,000             0.1996
                            57,000             0.1989
                            60,000             0.1961
                            63,000             0.1931
                            66,000             0.1900
                            71,000             0.1851
                            76,000             0.1806
                            80,000             0.1773
                            91,000             0.1691
                           125,000             0.1599
                           200,000             0.1505
                           250,000             0.1469
                           300,000             0.1445

C. Eligible Funds," for purposes of the Agreement, shall mean all Nuveen-branded closed-end and open-end registered investment companies organized in the United States. Any open-end or closed-end funds that subsequently become a Nuveen-branded fund because either (a) Nuveen Investments, Inc. or its affiliates acquire the investment adviser to such funds (or the adviser's parent), or (b) Nuveen Investments, Inc. or its affiliates acquire the fund's adviser's rights under the management agreement for such fund (in either case, such acquisition an "Acquisition" and such fund an "Acquired Fund"), will be evaluated by both Nuveen management and the Nuveen Funds' Board, on a case-by-case basis, as to whether or not the assets of such Acquired Funds would be included in Complex-Level Assets and, if so, whether there would be a basis for any adjustments to the complex-level breakpoint schedule and/or its application.

D. The "Fund Asset Limit Amount" as of any calculation date shall for each Fund be equal to the lesser of (i) the Initial Fund Asset Limit Amount (defined below), and (ii) the Eligible Fund's current net assets. The "Initial
   Fund Asset Limit Amount" for an Eligible Fund shall be determined as follows:

       i. In the case of Nuveen-branded Funds that qualified as Eligible Funds on or prior to June 30, 2010, as well as Eligible Funds launched thereafter that are not Acquired Funds, the Initial Fund Asset Limit Amount shall be equal to zero, except to extent that such Fund may later participate in a subsequent Fund consolidation as described in
       (iii) below;

       ii. In the case of Acquired Funds, the Initial Fund Asset Limit Amount is equal to the product of (i) 1 minus the Aggregate Eligible Asset Percentage (defined below), and (ii) an Acquired Fund's net assets as of the effective date of such Fund's Acquisition;

       iii. In the event of a consolidation or merger of one or more Eligible Funds, the Initial Fund Asset Limit Amount of the combined fund will be equal to the sum of the Initial Fund Asset Limit Amounts of each individual Eligible Fund.

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E. Following are additional definitions of terms used above:

       i. "Acquisition Assets": With respect to an Acquisition, the aggregate net assets as of the effective date of such Acquisition of all Acquired Funds.

       ii. "Aggregate Eligible Asset Amount": With respect to an Acquisition, that portion of the aggregate net assets of Acquired Funds as of the effective date of such Acquisition that is included in Complex-Level Assets. With respect to the series of First American Investment Funds, Inc. that became Acquired Funds as of December 31, 2010, the Aggregate Eligible Asset Amount is $2 billion.

       iii. "Aggregate Eligible Asset Percentage": The ratio of the Aggregate Eligible Asset Amount to Acquisition Assets.

       iv. "Fund-Specific Complex-Level Fee Rate": The Complex-Level Fee Rate applicable to a specific Eligible Fund. In the case of Eligible Funds that are Funds of Funds, the Fund-Specific Complex-Level Fee Rate is zero percent (0%). For all other Eligible Funds, the Fund-Specific Complex-Level Fee Rate is the annual fee rate calculated as the sum of
       (i) the Complex-Level Fee Rate plus (ii) the product of (a) the difference between 0.20% and the Complex-Level Fee Rate; and (b) the ratio of the Fund's Fund Asset Limit Amount to such Fund's net assets.

F. For the month and year in which this Agreement becomes effective, or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect during the month and year, respectively. The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement as hereby amended, the Fund and the Adviser hereby agree to continue the amended Agreement in effect until August 1, 2012 and ratify and confirm the Agreement in all respects.

                                 NUVEEN MULTI-STRATEGY INCOME AND GROWTH FUND

                                             By:  /s/ Kevin J. McCarthy
                                                  -----------------------------
                                                  Vice President

ATTEST:

/s/ Virginia O'Neal
-------------------------

                                 NUVEEN FUND ADVISORS, INC.

                                             By:  /s/ Gifford R. Zimmerman
                                                  -----------------------------
                                                  Managing Director

ATTEST:

/s/ Virginia O'Neal
-------------------------